Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

HECLA MINING COMPANY

Hecla Mining Company (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware (the “Delaware Law”), hereby certifies as follows:

I.     The name of the corporation is Hecla Mining Company. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 7, 2006, and the original name of the Corporation was Hecla Holdings Inc.

II.     That this Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the Delaware Law.

III.     That the Restated Certificate of Incorporation restates and integrates only and does not further amend the provisions of the Corporation’s Certificate of Incorporation, as heretofore amended, and there is no discrepancy between those provisions and the provisions of the Restated Certificate of Incorporation.

IV.     The Certificate of Incorporation is hereby restated to read as follows:

* * * * * * * * * * * * * * * * * *

ARTICLE I.

Name

The name of the Corporation shall be HECLA MINING COMPANY.

ARTICLE II.

Registered Office

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

Purpose

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV.

Capital Stock

Section 1. Authorized Capital Stock. The Corporation shall be authorized to issue two classes of shares of Capital Stock to be designated, respectively, “Preferred Stock” and “Common Stock”; the total number of shares of capital stock which the Corporation shall have authority to issue is 505,000,000; the total number of shares of Preferred Stock shall be 5,000,000, and each such share shall have a par value of $0.25; the total number of shares of Common Stock shall be 500,000,000, and each such share shall have a par value of $0.25.

Section 2. Issuance of Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (hereinafter referred to in this Certificate of Incorporation as the “Board”) is hereby authorized to fix the voting rights, if any, designations, powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

Section 3. No Preemptive Rights. Without limiting the power of the Corporation to grant such rights by private contract, no holders of stock of the Corporation shall be entitled as such, as a matter of right, to the preemptive right to purchase or subscribe for any stock which the Corporation may issue or sell, whether or not exchangeable for any stock of the Corporation and whether out of unissued shares authorized by this Certificate of Incorporation as originally filed, or by any amendment hereof, or out of shares of stock of the Corporation acquired by it after the issuance thereof, and whether issued for cash, labor performed, personal property of any kind, including securities of other corporations, real property or interest therein, nor shall any holder of any shares of the capital stock of the Corporation be entitled as such, as a matter of right, to purchase or subscribe for any obligation which the Corporation may issue or sell which shall be attached or appurtenant to any warrant or warrants or any other instrument or instruments that shall confer upon the holder or holders of such obligation the right to subscribe for or purchase from the Corporation any shares of its capital stock.

Section 4. Voting Rights. Except as otherwise provided by law or by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share held. Whenever this Certificate of Incorporation or the By-Laws of the Corporation shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (such capital stock is hereinafter referred to in this Certificate of Incorporation as “Voting Stock”), voting together as a single class, for the taking of corporate action: (i) such affirmative vote shall be in addition to any other affirmative vote required by law or by the resolution or resolutions designating the rights, powers and preferences of any outstanding series of Preferred Stock; and (ii) each outstanding share of Common Stock shall be entitled to one vote and each outstanding share of each series of Preferred Stock which is Voting Stock shall be entitled to the number of votes to which it is generally entitled, pursuant to the resolution or resolutions designating the rights, powers and preferences of such series of Preferred Stock, in the election of directors.

Section 5. Provisions Related to Series A Junior Participating Preferred Stock. The provisions of the Series A Junior Participating Preferred Stock of the Corporation are set forth in full in Annex I to this Restated Certificate of Incorporation, and they are incorporated herein by this reference thereto.

Section 6. Provisions Related to Series B Cumulative Convertible Preferred Stock. The provisions of the Series B Cumulative Convertible Preferred Stock of the Corporation are set forth in full in Annex II to this Restated Certificate of Incorporation, and they are incorporated herein by this reference.

ARTICLE V.

By-Laws

In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, repeal, alter, amend and rescind the By-Laws of the Corporation by a majority vote of the entire Board at any regular or special meeting of the Board; provided, however that, notwithstanding anything contained in this Certificate of Incorporation or the By-Laws of the Corporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to (i) alter, amend or repeal any provision of the By-Laws which is substantially identical to and/or implements the last sentence of Article IV, or Articles VI, VII or VIII, of this Certificate of Incorporation or (ii) alter, amend or repeal any provision of this proviso to Article V.

ARTICLE VI.

Board of Directors

Section 1. Number, Election and Terms. The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which, subject to any right of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances shall consist of not less than five nor more than nine persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the entire Board. The directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1984 Annual Meeting of Shareholders, the term of office of the second class to expire at the 1985 Annual Meeting of Shareholders and the term of office of the third class to expire at the 1986 Annual Meeting of Shareholders. At each Annual Meeting of Shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Shareholders after their election.

Section 2. Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the Annual Meeting of Shareholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Section 3. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of the Voting Stock, voting together as a single class.

Section 4. Amendment, Repeal, etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VI.

ARTICLE VII.

Actions by Shareholders

Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders. Special meetings of shareholders of the Corporation may be called only by the Board pursuant to a resolution approved by a majority of the entire Board. Notwithstanding anything contained in this Certificate of Incorporate to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VII.

ARTICLE VIII.

Certain Business Combinations

Section 1. Vote Required for Certain Business Combinations.

A. Higher Vote for Certain Business Combinations. Except as otherwise expressly provided in Section 2 of this Article VIII:

(i)     any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or
(b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

(ii)     any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as herein defined) of $1,000,000 or more; or

(iii)     the issuance or transfer by the Corporation of any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

(iv)     the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

(v)     any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

B. Definition of “Business Combination”. The term “Business Combination” as used in this Article VIII shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section 1.

Section 2. When Higher Vote is Not Required. The provisions of Section 1 of this Article VIII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any resolution or resolutions designating the rights, powers and preferences of any outstanding series of Preferred Stock, if all of the conditions specified in either of the following paragraphs A and B are met (it being intended that in the case of a Business Combination not involving any cash or consideration other than cash to be received by the holders of each class or series of outstanding Voting Stock (other than Institutional Voting Stock, as hereinafter defined), the provisions of such Section 1 shall not be applicable only if the condition specified in the following paragraph A is met)”

A. Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

B. Price and Procedure Requirements. All of the following conditions shall have been met:

(i)     The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

(b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article VIII as the “Determination Date”), whichever is higher; and

(c) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock on the Announcement Date or the Determination Date, whichever is higher, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of Common Stock.

(ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other series of outstanding Voting Stock (other than Institutional Voting Stock, as hereinafter defined) shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B (ii) shall be required to be met with respect to every series of outstanding Voting Stock (other than Institutional Voting Stock), whether or not the Interested Shareholder has previously acquired any shares of a particular series of Voting Stock):

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of such series of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

(b) (if applicable) the highest preferential amount per share to which the holders of shares of such series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(c) the Fair Market Value per share of such series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

(d) (if applicable) the price per share equal to the Fair Market Value per share of such series of Voting Stock on the Announcement Date or the Determination Date, whichever is higher, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of such series of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of such series of Voting Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of such series of Voting Stock.

(iii) The consideration to be received by holders of a particular class (in the case of Common Stock) or series (in the case of Preferred Stock of outstanding Voting Stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class or series of Voting Stock. If the Interested Shareholder has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it.

(iv) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combinations: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefore any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

(v) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(vi) A proxy or information statement describing the proposed business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Section 3. Certain Definitions. For the purposes of this Article VIII:

A.	A “Person” shall mean any individual, firm, corporation or other entity.

B.     “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(i)     is the beneficial owner, directly or indirectly, of more than 12 ½% of the voting power of the outstanding Voting Stock; or

(ii)     if an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 12 ½% or more of the voting power of the then outstanding Voting Stock; or

(iii)     if an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

C.	A person shall be a “beneficial owner” of any Voting Stock:

(i)     which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(ii)     which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii)     which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring holding, voting or disposing of any shares of Voting Stock.

D. For the purpose of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

E. “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 1, 1983.

F.     “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph B of this Section 3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned directly or indirectly, by the Corporation.

G.     “Continuing Director” means any member of the Board who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

H.     “Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange – Listed Stock, or, if such stock is not quoted on the Composite Tape, on the New York Stock exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

I.     “Institutional Voting Stock” shall mean any series of Voting Stock which was issued to and continues to be held solely by one or more insurance companies, pension funds, commercial banks, savings banks or similar financial institutions or institutional investors.

J.     In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in Section 2 of this Article VIII shall include the shares of Common Stock and/or the shares of any series of outstanding Voting Stock retained by the holders of such shares.

Section 4. Powers of the Board of Directors. A majority of the directors of the Corporation shall have the power and duty to determine for the purposes of this Article VIII, on the basis of information known to them after reasonable inquiry (A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another (D) whether a series of Voting Stock is Institutional Voting Stock and (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

Section 5. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article VIII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

Section 6. Amendment, Repeal, etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VIII.

ARTICLE IX.

Limitation of Liability and Indemnification

Section 1. Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the shareholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. This paragraph shall not eliminate or limit the liability of a director for any act or omission which occurred prior to the effective date of its adoption. Any repeal or modification of this paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 2. Indemnification and Insurance.

A. Right to Indemnification of Directors, Officers and Employees. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer or employee and shall inure to the benefit of the indemnitees heirs, executors and administrators; provided, however, that except as provided in paragraph B hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expense incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

B. Right of Indemnitee to Bring Suit. If a claim under paragraph A of this Section is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Section or otherwise shall be on the Corporation.

C. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, By-Law, agreement, vote of shareholders or disinterested directors or otherwise. The Corporation is authorized to enter into contracts of indemnification.

D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

E. Indemnification of Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

ARTICLE X.

Amendment of Certificate of Incorporation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the foregoing the provisions set forth in the last sentence of Section 4 of Article IV, and in Articles VI, VII and VIII may not be altered, amended or repealed in any respect unless such alteration, amendment or repeal is approved as specified in each thereof.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation is executed on behalf of the Corporation by one of its duly authorized officers and attested by its Assistant Corporate Secretary this 10th day of December, 2014.

HECLA MINING COMPANY

By:
David C. Sienko
Vice President & General Counsel

ATTEST:

By:
Tami D. Whitman
Assistant Corporate Secretary

ANNEX I

DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES A JUNIOR

PARTICIPATING PREFERRED STOCK

I. Designation and Amount. The shares of this series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 273,000. Such number of shares may be increased or decreased by resolution of the board of directors; provided, that no decrease shall reduce the number of shares of Series a Preferred Stock to a number less than that of the shares then outstanding.

II. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of C9ommon Stock and of any other junior stock, shall be entitled to receive, when as and if declared by the board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of common Stock, par value $0.25 per share, of the Corporation (the “Common Stock”) or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series a Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any quarterly Dividend Payment Date and the net subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Series a preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the quarterly Dividend Payment Date net preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such quarterly Dividend Payment Date, in either of which event such dividends shall begin to accrue and be cumulative from such quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

III. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of common Stock outstanding immediately after such event and the denominator of which is the number of shares of common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(C) Except as set forth herein holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

IV. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section II are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series A preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section IV purchase or otherwise acquire such shares at such time and in such manner.

V. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

VI. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock), into a greater or lesser number of shares of Common Stock then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the provision in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

VII. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares or Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which I the number of shares of common Stock that were outstanding immediately prior to such event.

VIII. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

IX. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single series.

ANNEX II

DESIGNATIONS, PREFERENCES AND RIGHTS

OF SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK

(Par Value $0.25 Per Share)

Section 1. Number of Shares and Designation. One hundred fifty-seven thousand eight hundred sixteen (157,816) shares of the Preferred Stock, par value $0.25 per share, of the Corporation are hereby constituted as a series of the Preferred Stock designated as Series B Cumulative Convertible Preferred Stock (the “Convertible Preferred Stock”).

Section 2. Definitions. For purposes of the Convertible Preferred Stock, the following terms shall have the meanings indicated:

“Board of Directors” shall mean the board of directors of the Corporation or any committee authorized by such board of directors to perform any of its responsibilities with respect to the Convertible Preferred Stock.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Common Stock” shall mean the Common Stock of the Corporation, par value $0.25 per share.

“Constituent Person” shall have the meaning set forth in paragraph (E) of Section 7 hereof.

“Conversion Price” shall mean the conversion price per share of Common Stock for which the Convertible Preferred Stock is convertible; as such Conversion Price may be adjusted pursuant to Section 7 hereof. The initial Conversion Price will be $15.55.

“Current Market Price” of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange Composite tape or, if such security is not listed or admitted for trading on the New York Stock Exchange (“NYSE”), on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”) or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of directors.

“Dividend Payment Date” shall mean October 1, January 1, April 1 and July 1 in each year, commencing on October 1, 1993; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

“Dividend Periods” shall mean quarterly dividend periods commencing on October 1, January 1, April 1 and July 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include October 1, 1993).

“Fair Market Value” shall mean the average of the daily Current Market Prices of a share of Common Stock during the five (5) consecutive Trading Days selected by the Corporation commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the “ex” date with respect to the issuance or distribution requiring such computation. The term “’ex’ date”, when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day’s Current Market Price.

“Issue Date” shall mean the first date on which shares of Convertible Preferred Stock are issued and sold.

“Junior Stock” shall mean the Common Stock, the Series A Preferred Shares and any other class or series of stock of the Corporation over which the Convertible Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Liquidation Preference” shall have the meaning set forth in paragraph (A) of Section 4 hereof.

“LYONS” shall mean the Corporation’s outstanding Liquid Yield Option Notes due 2004.

“non-electing share” shall have the meaning set forth in paragraph (E) of Section 7 hereof.

“Parity Stock” shall mean any other class or series of stock of the Corporation which ranks on a parity with the Convertible Preferred Stock as to payment of dividends or in the distribution of the assets on any liquidation, dissolution or winding up of the Corporation.

“Person” shall mean any individual, firm, partnership, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Director”” shall mean a director elected pursuant to paragraph (C) of Section 9 hereof.

“Redemption Date” shall have the meaning set forth in paragraph (C) of Section 5 hereof.

“Rights” shall mean the rights of the Corporation which are issuable under the Corporation’s Rights Agreement dated as of May 19, 1986, and amended from time to time, or rights to purchase any capital stock of the Corporation under any successor shareholder rights plan or plans adopted in replacement of the Corporation’s Rights Agreement.

“Securities” shall have the meaning set forth in paragraph (D) (iii) of Section 7 hereof.

“Series A Preferred Shares” shall mean the preferred stock of the Corporation, par value $0.25 per share, designated Series A Junior Participating Preferred Shares in the Certificate of Incorporation of the Corporation.

“set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any parity stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then during the period that any such funds remain in such account or with such agent, “set apart for payment” with respect to the Convertible Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Stated Value” shall have the meaning set forth in paragraph (A) of Section 4 hereof.

“Trading Day” shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading in any national securities exchange, on the National Market System of the NASDAQ, or if such securities are not quoted on such National Market System, in the applicable securities market in which the securities are traded.

“Transaction” shall have the meaning set forth in paragraph (E) of Section 7 hereof.

“Transfer Agent” shall mean American Stock Transfer & Trust Company or such other agent or agents of the Corporation as may be designated by the Board of Directors as the transfer agent for the Convertible Preferred Stock.

Section 3. Dividends.

(A) The holders of shares of the Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available for that purpose, dividends payable in cash at the rate per annum of $3.50 per share of Convertible Preferred Stock. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Dividend Periods there shall be assets of the corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Directors, in arrears on Dividend Payment Dates, commencing on October 1, 1993. Each such dividend shall be payable in arrears to the holders of record and shares of the Convertible Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, which shall not be more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

(B) The amount of dividends payable for each full Dividend Period for the Convertible Preferred Stock shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial dividend Period, or any other period shorter or longer than a full dividend Period, on the Convertible Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of shares of Convertible Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Convertible Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Convertible Preferred Stock that may be in arrears.

(C) So long as any shares of the Convertible Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Convertible Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Convertible Preferred Stock and all dividends declared upon any parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Convertible Preferred Stock and accumulated and unpaid on such Parity Stock.

(D) So long as any shares of the Convertible Preferred Stock are outstanding, no dividends (other than (i) the Rights and (ii) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Stock, nor shall any Junior Stock or any Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Stock), unless in each case all accrued and unpaid dividends on all outstanding shares of the Convertible Preferred Stock and any Parity Stock shall have been paid or funds have been set apart for payment of such dividends for all past Dividend Periods with respect to the Convertible Preferred Stock and all past Dividend Periods with respect to such Parity Stock.

Section 4. Payments upon Liquidation.

(A)     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of the shares of Convertible Preferred Stock shall be entitled to receive fifty dollars ($50) per share of Convertible Preferred Stock (the “Stated Value”) plus an amount per share of Convertible Preferred Stock equal to all dividends (whether) or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the “Liquidation Preference”); but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Convertible Preferred Stock shall be insufficient to pay in full and Liquidation Preference and the Liquidation Preference on all other shares of any parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Convertible Preferred Stock and any such other Parity Stock ratably in accordance with the respective amounts that would be payable on such shares of Convertible Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation, merger or business combination of the corporation with or into one or more corporations, or (ii) a sale or transfer of all or substantially all of the Corporation’s assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(B) Subject to the rights of the holders of Parity Stock, after payment shall have been made to the holders of the Convertible Preferred Stock, and to the fullest extent provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Convertible Preferred Stock shall not be entitled to share therein.

Section 5. Redemption at the Option of the Corporation.

(A) The shares of Convertible Preferred Stock shall be redeemable at the option of the Corporation, in whole, or, from time to time, in part, out of funds legally available for such purpose, at any time or after July 1, 1996, at the following redemption prices per share, if redeemed during the twelve-month period beginning July 1 of the year indicated below, plus, in each case, an amount equal to all dividends accrued and unpaid on the shares of Convertible Preferred Stock up to the date fixed for the redemption, upon giving notice as provided herein below:

Year	Redeption Price Per Share

1996	$52.45
1997	52.10
1998	51.75
1999	51.40
2000	51.05
2001	50.70
2002	50.35
2003 and thereafter	50.00

(B) If fewer than all of the outstanding shares of Convertible Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined pro rata or by lot or in such other manner and subject to such regulations as the Board of Directors in its sole discretion shall prescribe.

(C) At least 30 days, but not more than 60 days, prior to the date fixed for the redemption of shares of Convertible Preferred Stock, a written notice shall be mailed in postage prepaid envelope to each holder of record of the shares of Convertible Preferred Stock to be redeemed, addressed to such holder at his or her post office address as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (the “Redemption Date”), and calling upon such holder to surrender to the Corporation, on the Redemption Date at the place designated in such notice, his or her certificate or certificates representing the number of shares specified in such notice of redemption. On or after the Redemption Date, such holder of shares of Convertible Preferred Stock to be redeemed shall present and surrender his or her certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the redemption price of such shares shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof and such surrendered certificate shall be cancelled. In case less than all the shares represented by any such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.

From and after the Redemption Date (unless the Corporation defaults in payment of the redemption price), all dividends on the shares of Convertible Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price of such shares (including an amount equal to all accrued and unpaid dividends up to the Redemption Date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the corporation) on the books of the corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever; provided however, in the case of the Redemption Date falling after a dividend payment record date and prior to the related Dividend Payment Date, the holders of Convertible Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date, notwithstanding the redemption of such shares following such dividend payment record date.

At its election, the Corporation, prior to the Redemption Date, may deposit the redemption price (including an amount equal to all accrued and unpaid dividends up to the Redemption Date) of the shares of Convertible Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company having a capital surplus and undivided profits aggregating not less than $50,000,000) in the borough of Manhattan, city and state of New York, or in any other city in which the corporation at the time shall maintain a transfer agency with respect to such shares, in which case the aforesaid notice to holders of shares of Convertible Preferred Stock to be redeemed shall (i) state the date of such deposit, (ii) shall specify the office of such bank or trust company as the place of payment of the redemption price and (iii) shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against payment of the redemption price (including an amount equal to all accrued and unpaid dividends up to the Redemption Date). Any interest accrued on such funds shall be paid to the corporation from time to time. Any moneys so deposited which shall remain unclaimed by the holders of such shares of Convertible Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation.

If a notice of redemption has been given pursuant to this section 5 and any holder of shares of Convertible Preferred Stock shall, prior to the close of business on the day preceding the Redemption Date, given written notice to the corporation pursuant to Section 7 below of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation, and any necessary transfer tax payment, as required by Section 7 below), then such redemption shall not become effective as to such shares to be converted, such conversion shall become effective as provided in Section 7 below, and any moneys set aside by the Corporation for the redemption of such shares of converted Convertible Preferred Stock shall revert to the general funds of the Corporation.

Section 6. Shares to Be Retired. All shares of Convertible Preferred Stock which shall have been issued and reacquired in any manner by the Corporation (excluding, until the corporation elects to retire them, shares which are held as treasury shares) shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

Section 7. Conversion. Holders of shares of Convertible Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

(A) Subject to and upon compliance with the provisions of this Section 7, a holder of shares of Convertible Preferred Stock shall have the right, at his or her option, at any time after the Issue Date, to convert such shares into the number of fully paid and nonassessable shares of Common Stock obtained by dividing the aggregate Stated Value of such shares by the Conversion Price (as in effect on the date provided for in the last paragraph of paragraph (B) of this Section 7) by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (B) of this Section 7; provided, however, that the right to convert shares called for redemption pursuant to Section 5 shall terminate at the close of business on the date preceding the Redemption Date, unless the corporation shall default in making payment of the cash payable upon such redemption under Section 5 hereof. Certificates will be issued for the remaining shares of Convertible Preferred Stock in any case in which fewer than all of the shares of Convertible Preferred Stock represented by a certificate are converted.

(B) In order to exercise the conversion right, the holder of shares of Convertible Preferred Stock to be converted shall surrender the certificate or certificates representing such shares, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent in the Borough of Manhattan, City of New York, accompanied by written notice to the Corporation that the holder thereof elects to convert Convertible Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Convertible Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in the form satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

Holders of shares of Convertible Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. However, shares of Convertible Preferred Stock surrendered for conversion during the period between the close of business one any dividend payment record date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of a notice of redemption with respect to a Redemption Date during such period, which shall be entitled to the benefit of such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of shares of Convertible Preferred Stock on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such Dividend Payment Date will receive the dividend payable by the Corporation on such shares of Convertible Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Convertible Preferred Stock for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

As promptly as practicable after the surrender of certificates for shares of Convertible Preferred Stock as aforesaid, the Corporation shall issue and deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 7, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (C) of this Section 7.

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Convertible Preferred Stock shall have been surrendered and such notice (and if applicable payment of an amount equal to the dividend payable on such shares) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such shares shall have been surrendered and such notice received by the Corporation.

(C) No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Convertible Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Convertible Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock so surrendered.

(D) The Conversion Price shall be adjusted from time to time as follows:

(i) If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution on its capital stock in shares of its Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Price in effect at the opening of business on the day next following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any share of Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (H) below) in the case of a dividend or distribution and shall become effective on the day next following the effective date in the case of a subdivision, combination or reclassification.

(ii) If the Corporation shall issue after the Issue Date rights or warrants (in each case, other than the Rights) to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Stock or Securities which are convertible into Common Stock at a price per share less than the Fair Market Value per share of Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the opening of business on the day next following the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of shares that the aggregate proceeds to the Corporation from the exercise of such rights or warrants for Common Stock would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (H) below). In determining whether any rights or warrants entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than such Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights or warrants, the value of such consideration, if other than cash, to be determined by valuation of the Board of Directors.

(iii) If the Corporation shall distribute to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidence of its indebtedness or assets (excluding any cash dividends or distributions paid from profits or surplus of the Corporation or referred to in subparagraph (i) above or any stock, securities or other property received pursuant to paragraph 7(E) below) or rights or warrants (in each case, other than the Rights) to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Stock entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase Common Stock, which rights and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) called the “Securities”), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by (II) a fraction, the numerator of which shall be the Fair Market Value per share of the Common Stock on the record date mentioned below less the then Fair Market Value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Fair Market Value per share of the Common Stock on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in paragraph (H) below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this subparagraph (iii), the distribution of a Security, which is distributed not only to the holders of the Common Stock on the date fixed for the determination of stockholders entitled to such distribution of such Security, but also is distributed to the holders of the Convertible Preferred Stock (assuming for purposes of this subparagraph (iii) that such shares of Convertible Preferred Stock have been converted) or reserved for distribution with each share of Common Stock delivered to a person converting a share of Convertible Preferred Stock after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subparagraph (iii); provided that on the date, if any, on which a Person converting a share of Convertible Preferred Stock would no longer be entitled to receive such Security with a share of Common Stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this subparagraph (iii) (and such day shall be deemed to be “the date fixed for the determination of the stockholders entitled to receive such distribution” and “the record date” within the meaning of the two preceding sentences).

(iv) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this subparagraph (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends in securities of the Corporation. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest 1/10 of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (D) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (D), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable.

(v) Anything in this paragraph (D) to the contrary notwithstanding, no adjustment in the Conversion Price shall be required upon the issuance of any shares of Common Stock to holders of the LYONs, upon the conversion or redemption thereof, if any, in the case of any adjustment in the conversion rate for the LYONs, or in the case of any exchange of shares of Common Stock for LYONs.

(E) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of the Corporation’s assets or recapitalization of the Common Stock and excluding any transaction as to which subparagraph (D) (i) of this Section 7 applies) (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Convertible Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares or fraction thereof of Common Stock into which one share of Convertible Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (“Constituent Person”), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Common Stock of the Corporation held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (“non-electing share”), than for the purpose of this paragraph (E) the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each non-electing share shall be deemed to be the kind and amount so receivable per share by the plurality of the non-electing shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (E) and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Convertible Preferred Stock that will contain provisions enabling the holders of the Convertible Preferred Stock that remains outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (E) shall similarly apply to successive Transactions.

(F) If:

(i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock (other than in cash out of profits or surplus and other than the Rights); or

(ii) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants (other than the Rights) to subscribe for or purchase any shares of any class or any other rights or warrants (other than the Rights); or

(iii) there shall be any reclassification of the Common Stock (other than an event to which subparagraph (D) (i) of this Section 7 applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

(iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation,

then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of shares of the Convertible Preferred Stock at their address as shown on the stock records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date on which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding p is expected to become effective, and the date on which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

(G) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be prima facie evidence of the correctness of such adjustment. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Convertible Preferred Stock at such holder’s last address as shown on the stock records of the Corporation.

(H) In any case in which paragraph (D) of this Section 7 provides that an adjustment shall become effective on the day next following a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of any fraction pursuant to paragraph (C) of this Section 7.

(I) For purposes of this Section 7, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation. The Corporation shall not pay a dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

(J) There shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 7, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holders of Convertible Preferred Stock as determined by the Board of Directors.

(K) If the Corporation shall take any action affecting the Common Stock, other than action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the shares of Convertible Preferred Stock, the Conversion Price for the Convertible Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

(L) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversion of the Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock not theretofore converted. For purposes of this paragraph (L), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

The Corporation covenants that any shares of Common Stock issued upon conversion of the Convertible Preferred Stock shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the shares of Common Stock deliverable upon conversion of the Convertible Preferred Stock, the Corporation will take any corporate action that in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

The Corporation shall endeavor to list the shares of Common Stock required to be delivered upon conversion of the Convertible Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Convertible Preferred Stock, the Corporation shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(M) The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of the Convertible Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Convertible Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting any issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

Section 8. Ranking. Any class or series of stock of the Corporation shall be deemed to rank:

(A) prior to the Convertible Preferred Stock, as to the payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributed upon liquidation, dissolution or winding up in preference or priority to the holders of Convertible Preferred Stock;

(B) on a parity with the Convertible Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Convertible Preferred Stock if the holders of such class of stock or series and the Convertible Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or Liquidation Preferences, without preference or priority one over the other; and

(C) junior to the Convertible Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Stock or Series A Preferred Shares or if the holders of Convertible Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such stock or series.

Section 9. Voting. (A) Unless the affirmative vote of the holders of a greater number of shares shall then be required by law, the affirmative vote of the holders of at least 66-2/3% of all of the outstanding shares of Convertible Preferred Stock, given in person or by proxy, by a vote at a meeting called for the purpose voting separately as a class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or of any certificate amendatory thereof or supplement thereto (including any Certificate of Designations, Preferences and rights or any similar document relating to any series of Preferred Stock) which would materially adversely affect the preferences, rights, powers or privileges of the Convertible Preferred Stock; provided, however, that the amendment of the provisions of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock or Parity Stock shall not be deemed to materially adversely affect the preferences, rights, powers or privileges of Convertible Preferred Stock.

(B) Unless the affirmative vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66-2/3% of all of the outstanding shares of Convertible Preferred Stock and all other series of Parity Stock upon which such voting power shall have been conferred, given in person or by proxy, by a vote at a meeting called for the purpose at which the holders of shares of Convertible Preferred Stock and such Parity Stock shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting or validating the creation, authorization or issue of any shares of any class of stock of the Corporation ranking prior to the Convertible Preferred Stock as to dividends or upon liquidation, dissolution or winding up, or the reclassification of any authorized stock of the Corporation into any such prior shares, or the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase any such prior shares.

(C) If at the time of any annual meeting of stockholders for the election of directors the Corporation shall be in default on preference dividends (as defined below) on the Convertible Preferred Stock and any other Parity Stock, the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Convertible Preferred Stock together with the holders of such other Parity Stock upon which such voting power shall have been conferred shall have the right at such meeting (and any subsequent meeting if such default shall continue to exist), voting together as a single class without regard to series, to the exclusion of the holders of Common Stock, to elect two additional directors (the “Preferred Directors”) of the Corporation to fill such newly created directorships. Such right shall continue until there are no dividends in arrears upon the Convertible Preferred Stock. Any Preferred Director may be removed without cause by, and shall not be removed without cause except by, the vote of the holders of record of the outstanding shares of Convertible Preferred Stock and Parity Stock with respect to which such a default shall exist, voting together as a single class without regard to series, at a meeting of the stockholders, or of the holders of shares of such stock as to which a default exists, called for the purpose. So long as a default in any preference dividends on such stock shall exist, (a) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (b)) pursuant to an instrument in writing signed by the remaining Preferred Director and filed with the Corporation and (b) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding shares of Convertible Preferred Stock and Parity Stock with respect to which such a default shall exist, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred director. Whenever a default in preference dividends shall no longer exist, the term of office of each Preferred Director shall terminate forthwith and the number of directors constituting the Board of Directors of the Corporation shall be reduced by two. For the purposes hereof, a “default on preference dividends” on the Convertible Preferred Stock or Parity Stock shall be deemed to exist whenever the equivalent of six quarterly dividends have not been declared and paid or set apart for payment, whether or not consecutive, and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all accrued dividends on all shares of Convertible Preferred Stock or Parity Stock of each and every series then outstanding shall have been declared and paid or set apart for payment to the end of the last preceding dividend period.

(D) For purposes of the foregoing provisions of this Section 9, each share of Convertible Preferred Stock shall have one (1) vote per share. Except as otherwise required by applicable law or as set forth herein, the shares of Convertible Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Section 10. Determinations by the Board of Directors. Any determinations made in good faith by the Board of Directors of the Corporation under any provision of this Certificate of Designations, Preferences and Rights shall be final and binding on all stockholders (including holders of shares of Convertible Preferred Stock) of the Corporation.

Section 11. Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any shares of Convertible Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.